EXHIBIT 99.2

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  Andrew P. Blocher
                  For institutional investors
                  (301) 231-0371
                  James T. Pastore                   FOR IMMEDIATE RELEASE
                  For news media
                  (202) 546-6451


          CRIIMI MAE FILES SECOND AMENDED PLAN AND DISCLOSURE STATEMENT

          Unsecured Creditors' Committee Agrees to Support Amended Plan

ROCKVILLE, MD, March 31, 2000 - CRIIMI MAE Inc. (NYSE:CMM) and two of its affiliates, CRIIMI MAE Holdings II, L.P. and CRIIMI MAE Management, Inc. (collectively "CRIIMI MAE" or the "Company"), today filed their Second Amended Joint Plan of Reorganization (the "Plan") and proposed Amended Disclosure Statement (the "Disclosure Statement") with the United States Bankruptcy Court for the District of Maryland in Greenbelt, Maryland (the "Bankruptcy Court"). The Plan was filed with the full support of the Official Committee of Equity Security Holders (the "Equity Committee"), which is a co-proponent of the Plan. The Company's Plan also has the support of the Official Committee of Unsecured Creditors of CRIIMI MAE (the "Unsecured Creditors' Committee"), which was previously pursuing its own plan. The Company, the Equity Committee and the Unsecured Creditors' Committee are now all proceeding jointly in support of the new Plan filed today.

In addition, as previously announced, Merrill Lynch Mortgage Capital Inc. ("Merrill Lynch") and German American Capital Corporation ("GACC"), two of the Company's largest secured creditors, would provide exit financing under the Plan as part of the recapitalization of the Company.

The Bankruptcy Court has scheduled a hearing for April 25 and 26, 2000 on approval of the Disclosure Statement. Once the Disclosure Statement has been approved by the Bankruptcy Court, the Plan, together with the Disclosure Statement and appropriate ballots, will be sent to all impaired creditors and equity security holders for acceptance or rejection.

The Plan contemplates approximately $856 million of recapitalization financing. To support the Plan, approximately $275 million of recapitalization financing will be provided by Merrill Lynch and GACC through a secured financing facility, and approximately $155 million would be provided through new secured notes issued to a portion of the Company's unsecured creditors. Another $35 million of recapitalization financing would be obtained from another existing creditor in the form of additional secured financing. The sale of certain of the Company's non-resecuritized CMBS assets, as previously contemplated in the Amended Joint Plan of Reorganization filed by the Company on December 23, 1999, is expected to provide the remaining balance of the recapitalization proceeds. The Company may seek new equity capital from one or more investors, although new equity is not required to fund the Plan.

The Plan further contemplates that the holders of the Company's common stock will retain their stock. Subject to approval by the holders of the Company's Series B Preferred Stock and the Series F Preferred Stock, the Plan contemplates an amendment to their relative rights and preferences to permit the payment of accrued and unpaid dividends in cash or common stock at the Company's election. The Plan contemplates amendments to the relative rights and preferences of the Series D Preferred Stock, through an exchange of Series D Preferred Stock for Series E Preferred Stock, similar to those amendments effected in connection with the recent exchange of the former Series C Preferred Stock for Series E Preferred Stock.

Reference is made to the Plan and Disclosure Statement for a description of the financing to be obtained from the respective existing debtholders including, without limitation, payment terms, restrictive covenants and collateral, and a more detailed description of the treatment of the preferred stockholders. The Company is filing a Form-8K with the Securities and Exchange Commission, which will include the Plan and Disclosure Statement as exhibits.

CRIIMI MAE also announced that on March 29, 2000, the Company filed a Form 12b-25 with the Securities and Exchange Commission to extend the filing of its Annual Report on Form 10-K to no later than April 14, 2000.

On October 5, 1998, CRIIMI MAE Inc. and two affiliates filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Before filing for reorganization, the Company had been actively involved in acquiring, originating, securitizing and servicing multi-family and commercial mortgages and mortgage related assets throughout the United States. Since filing for Chapter 11 protection, CRIIMI MAE has suspended its loan origination, loan securitization and CMBS acquisition businesses. The Company continues to hold a substantial portfolio of subordinated CMBS and, through its servicing affiliate, acts as a servicer for its own as well as third party securitizations.

More information on CRIIMI MAE is available on its web site - www.criimimaeinc.com - or for investors, call Susan Railey, 301-468-3120, for institutional investors, call Andy Blocher 301-231-0371 or for news media, call Jim Pastore, 202-546-6451.

Note: Except for historical information, forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the continued instability of the capital markets, the ability of the Company to obtain and complete reorganization financing, including but not limited to a completion of the restructuring of certain of its debt and the sale of selected CMBS to a party or parties for sufficient proceeds, the ability of relevant parties to finalize and execute constituent and operative documents called for by the Plan, the ability to obtain Bankruptcy Court approval of the Disclosure Statement and confirmation, effectiveness and consummation of the Plan, the possible confirmation of an alternative plan, the trends in the CMBS market, competitive pressures, the Company's ability to obtain funding post-bankruptcy to resume its suspended business operations and pursue new opportunities, the ability of the Company to effectively obtain the benefits of its operating strategy, the effect of future losses on the Company's need for liquidity, the effects of the bankruptcy proceeding on the Company's ongoing business, the actions of CRIIMI MAE's creditors and equity security holders, and the outcome of litigation to which the Company is a party, as well as the risks and uncertainties that are set forth in the Disclosure Statement, and from time to time in the Company's SEC reports, including its report on Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the quarter ended September 30, 1999.